Exhibit 99.1


                  MBIA Inc. Reports 22 Percent Increase in Nine
      Months Net Income Per Share; Operating Income Per Share up 8 Percent


    ARMONK, N.Y.--(BUSINESS WIRE)--Oct. 26, 2006--MBIA Inc. (NYSE:
MBI), the holding company for MBIA Insurance Corporation, reported today that net income per share for the first nine months of 2006 increased 22 percent to $4.67, compared to $3.84 in the same period of 2005. Net income for the first nine months was $638.3 million, up 21 percent compared to $528.3 million in the same period last year.

    The increase was largely due to a favorable comparison with the same period of 2005, when results were impacted by a one-time, pre-tax accrual of $75 million made in the third quarter, or $0.52 per share on an after-tax basis, for the total amount that the Company estimated it will pay in connection with previously announced investigations by the Securities and Exchange Commission, the New York Attorney General's Office and the New York State Insurance Department.



Diluted earnings per share information
---------------------------------------------------------------------
                                   Three Months       Nine Months
                                Ended September 30 Ended September 30
                                -------------------------------------
                                  2006     2005     2006      2005
                                 -------- -------- -------- ---------
Net income                         $1.59    $1.04    $4.67     $3.84
   Income (loss) from
    discontinued operations         0.01    (0.01)    0.02     (0.01)
                                 -------- -------- -------- ---------
Net income from continuing
 operations                         1.58     1.05     4.65      3.84
   Accrual for penalties and
    disgorgement                   -----    (0.53)   -----     (0.52)
   Net realized gains (losses)      0.02    (0.03)    0.10     (0.02)
   Net gains on derivative
    instruments and foreign
    exchange                        0.00     0.21     0.05      0.20
                                 -------- -------- -------- ---------
Operating income (1)               $1.55    $1.39    $4.50     $4.18

(1) A non-GAAP measure


    For the first nine months of 2006, operating income per share, which excludes the effects of net realized gains and losses, net gains and losses on derivative instruments and foreign exchange, accruals for penalties and disgorgement, and income and losses from discontinued operations, increased 8 percent to $4.50 from $4.18 in the first nine months of 2005. Excluding refundings, nine month 2006 operating income per share rose 5 percent to $3.94 from $3.75 in the same period of 2005.

    MBIA has signed a letter of intent to sell its MuniServices operations and the business is now being presented as a discontinued operation for financial reporting purposes.

    In the third quarter of 2006, net income per share increased 53 percent to $1.59 from $1.04 during the same period of 2005. Net income for the third quarter was $217.9 million, up 54 percent, compared with $141.8 million in the same period last year. Current results reflect a favorable comparison with the third quarter of 2005, when the Company made its $75 million settlement-related accrual.

    For the third quarter of 2006, operating income per share increased 12 percent to $1.55 from $1.39 in the third quarter of 2005. Excluding refundings, third quarter 2006 operating income per share rose 9 percent to $1.37 from $1.26 during the same period of 2005.

    Gary Dunton, MBIA Chief Executive Officer, said, "While market conditions remain challenging, we held to our underwriting and pricing disciplines and were pleased with the quality of transactions that we insured. Despite continuing tight credit spreads and a very benign credit risk environment, there continues to be steady demand for our insurance and investment management products."

    Insurance Operations

    Adjusted direct premiums (ADP), a non-GAAP measure, which includes both upfront premiums written and the present value of estimated future installment premiums for new business writings and excludes premiums assumed or ceded, decreased 31 percent to $609.6 million in the first nine months of 2006 from $879.8 million in the first nine months of 2005.



Adjusted Direct Premiums
---------------------------------------------------------------------
(dollars in millions)
                      Three Months                 Nine Months
                   Ended September 30          Ended September 30
                -------------------------   -------------------------
                 2006    2005   % Change     2006    2005   % Change
                ------- ------- ---------   ------- ------- ---------
Global Public
 Finance
  United States  $67.5   $96.1      (30%)   $189.2  $381.7      (50%)
  Non-United
   States         31.6     3.5       803%    133.8    68.6        95%
                ------- ------- ---------   ------- ------- ---------
          Total   99.1    99.6       (1%)    323.0   450.3      (28%)

Global
 Structured
 Finance
  United States   73.8    59.8        23%    163.4   231.3      (29%)
  Non-United
   States         37.2    73.8      (50%)    123.2   198.2      (38%)
                ------- ------- ---------   ------- ------- ---------
          Total  111.0   133.6      (17%)    286.6   429.5      (33%)

          Total $210.1  $233.2      (10%)   $609.6  $879.8      (31%)


    MBIA's global public finance ADP decreased 28 percent in the first nine months of 2006 compared to the same period of 2005. Compared to last year's first three quarters, U.S. public finance production was down 50 percent impacted by a competitive bond insurance environment and the relative lack of large transactions. According to The Bond Buyer, insured volume declined 28 percent in the first nine months of 2006 compared with the same period last year. Non-U.S. public finance production during the first nine months increased 95 percent due to two significant international transactions that closed in the second quarter. In global public finance, 82 percent of insured business written in the first nine months of 2006 had underlying ratings of Single-A or higher.

    In the Company's global structured finance business, ADP decreased 33 percent in the first nine months of 2006. Non-U.S. structured finance production for the first nine months declined 38 percent, while U.S. structured finance ADP declined 29 percent compared with the same period of 2005. In global structured finance, 70 percent of insured business written in the first three quarters of 2006 had underlying ratings of Single-A or higher.

    For the third quarter of 2006, total ADP declined 10 percent to $210.1 million, compared to $233.2 million during the same period of 2005. In the third quarter, non-U.S. public finance ADP increased significantly over last year's third quarter, as did U.S. structured finance ADP. MBIA insured six non-U.S. public finance transactions totaling $31.6 million of ADP compared to only one deal last year of $3.5 million of ADP. Most of the Company's U.S. structured finance sectors reported higher ADP during the third quarter, which contributed to a 23 percent increase in ADP. Particularly favorable comparisons came from the CDOs, consumer asset-backed and real estate sectors.

    During the first nine months of 2006, scheduled earned premiums decreased 4 percent to $507.0 million from $528.0 million in the same period of 2005. Scheduled earned premiums were impacted by policy terminations of structured finance deals in the trailing three quarters as well as the effect of refunding activity in prior periods, which accelerated the earning of premiums into earlier periods. Earned premiums from refundings were $128.0 million for the first nine months of 2006, up 28 percent from $100.3 million in the first nine months of 2005. MBIA's earned premium from refunded issues was boosted by several international transactions that had significant unearned premium at the time of the refunding.

    Pre-tax net investment income in the first nine months of 2006, excluding net realized gains and losses, was $448.8 million, an 18 percent increase from $379.4 million in the same period of 2005. The increase was primarily due to interest received on Variable Interest Entities (VIEs), interest received on the Northwest Airlines 2000-1 Enhanced Equipment Trust Certificates (EETCs), and reimbursed expenses. Investment income for VIEs and similar items has been shown in net investment income since the first quarter of 2006, and the related interest expense is included in the interest expense line on the Company's income statement for the current and prior periods. Excluding the effects of the noted items, pre-tax net investment income would have increased by 6 percent for the nine months.

    MBIA's fees and reimbursements (which had been labeled Advisory Fees until the first quarter of 2006) were up 45 percent in the first nine months of 2006 to $29.2 million from $20.2 million during the same period of 2005, which includes reimbursements of $15.7 million for expenses related to two credits.

    Total insurance expenses were up 18 percent in the first nine months of 2006 to $275.0 million from $233.2 million in the first nine months of 2005. The increase resulted from higher interest expense for VIEs, interest expense related to the financing of the Northwest Airlines 2000-1 EETCs, and the lower deferral rate that the Company adopted during last year's third quarter for gross insurance expenses related to policy acquisition costs. Gross insurance expenses, which are prior to any expense deferrals, were down 3 percent for the first nine months of this year versus the same period last year.

    The Company incurred $60.8 million in loss and loss adjustment expenses (LAE) in the first nine months of 2006, a 4 percent decrease compared to $63.4 million in the same period last year. Loss and LAE for both periods is based on the Company's formula of reserving 12 percent of scheduled earned premium. During the first nine months of 2006, the net effect of MBIA's formula-based loss reserving and case loss reserve activity resulted in a $50.8 million increase to its unallocated loss reserve, boosting the Company's unallocated loss reserve to $259.4 million at September 30, 2006.

    Regarding the Eurotunnel transaction, in the third quarter MBIA made interest payments totaling approximately $900 thousand related to a small portion of the Company's exposure to the issue. MBIA expects to be fully reimbursed for these payments.

    MBIA's pre-tax operating income from insurance operations, which excludes the effects of net realized gains and losses and net gains and losses on derivative instruments and foreign exchange, increased 5 percent to $838.0 million in the first nine months of 2006 compared to $794.6 million in the same period of 2005.

    Investment Management Services

    The market value of year-to-date average fixed-income assets under management, excluding conduits, was $50.3 billion in the first nine months of 2006, up 16.4 percent from $43.3 billion in the first nine months of last year. Pre-tax operating income from MBIA's investment management business, which excludes the effects of net realized gains and net gains and losses on derivative instruments and foreign exchange, increased 15 percent in the first nine months of 2006 to $75.4 million from $65.7 million in the same period of 2005 driven by strong demand for the Company's asset/liability products.

    Corporate

    The pre-tax operating loss for the corporate segment decreased 57 percent for the first nine months of 2006 to $61.1 million from $141.5 million in the same period last year. The decrease was primarily due to the effects of the $75 million accrual taken in the third quarter of 2005 as well as a decline in associated legal and consulting costs within corporate expenses. Part of the decline was also due to lower interest expense because of lower debt levels, but was partially offset by reduced net investment income.

    Gains and Losses

    In the first nine months of 2006, MBIA recorded net realized gains of $22.0 million for all business operations, compared to net realized losses of $4.7 million in the same period of 2005. The increase in net realized gains for the first nine months of 2006 was a result of a $10.5 million gain during the second quarter related to the sale of the Company's common stock investment in Ram Re and gains in the Company's insurance investment portfolio.

    The Company recorded pre-tax net gains on derivative instruments and foreign exchange of $10.5 million for all business operations in the first nine months of 2006, compared to pre-tax net gains of $42.2 million in the same period of 2005.

    Discontinued Operations

    As noted earlier, MBIA has signed a letter of intent to sell its MuniServices operations to an investor group led by the management of MuniServices and this business is now being treated as a discontinued operation. In addition, the former municipal services segment has been eliminated from MBIA's financial segment reporting. Results for MBIA's Capital Asset operations, which were previously included in the presentation of the municipal services segment, are now being included in the corporate segment due to its immateriality.

    Book Value and Adjusted Book Value

    MBIA's book value per share at September 30, 2006 increased to $52.35, up 6 percent from $49.17 at December 31, 2005. The increase in book value per share was driven by an increase in retained earnings, which was partially offset by a reduction in unrealized appreciation of investment securities. Adjusted book value (ABV) per share, a non-GAAP measure, at September 30, 2006 rose 5 percent to $74.02 from $70.62 at December 31, 2005. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, the present value of the net spread of asset/liability products and a provision for loss and loss adjustment expenses.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EDT. The conference call will consist of brief comments by Mr. C. Edward Chaplin, MBIA Chief Financial Officer, followed by a question and answer session with Mr. Chaplin. The dial-in number for the call is 877-694-4769 in the U.S. and 973-582-2849 from outside the U.S. The conference call code is 7953276. The call will also be broadcast live on MBIA's Web site at www.mbia.com. Those who are unable to participate in the conference call may listen to a replay by dialing 877-519-4471 in the U.S. and 973-341-3080 from outside the U.S. The replay code is also 7953276. The replay will be available on MBIA's Web site approximately two hours after the end of the conference call.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures

    The following are explanations of why MBIA believes that the non-GAAP financial measures typically used in the Company's press releases, which serve to supplement GAAP information, are meaningful to investors.

    Operating Income (Loss): The Company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange and other non-operating items. Operating income (loss) is also provided to assist research analysts and investors who use this information in their analysis of the Company.

    Adjusted Direct Premiums: The Company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.

    Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the Company. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.




                      MBIA INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------

                        (dollars in thousands)

                                 September 30, 2006  December 31, 2005
                                ------------------- ------------------
Assets
---------------------------
Investments:
   Fixed-maturity securities
    held as available-for-sale,
    at fair value (amortized
    cost $26,786,671 and
    $23,189,684)                 $      27,209,053   $     23,747,204
   Investments held-to-maturity,
    at amortized cost (fair
    value $5,042,568 and
    $5,734,335)                          5,070,668          5,765,182
   Investment agreement
    portfolio pledged as
    collateral, at fair value
    (amortized cost $822,230 and
    $712,054)                              821,417            729,072
   Short-term investments, at
    amortized cost (which
    approximates fair value)             2,000,179          1,673,697
   Other investments                       200,963            234,927
                                ------------------- ------------------
     Total investments                  35,302,280         32,150,082

Cash and cash equivalents                  341,330            230,965
Accrued investment income                  497,668            396,048
Deferred acquisition costs                 437,648            427,111
Prepaid reinsurance premiums               373,463            407,614
Reinsurance recoverable on
 unpaid losses                              47,002             58,965
Goodwill                                    79,406             79,406
Property and equipment (net of
 accumulated depreciation)                 106,015            107,938
Receivable for investments sold            127,136             74,787
Derivative assets                          441,540            326,867
Other assets                               186,096            301,611
                                ------------------- ------------------
   Total assets                  $      37,939,584   $     34,561,394
                                =================== ==================

Liabilities and Shareholders'
 Equity
------------------------------
Liabilities:
   Deferred premium revenue      $       3,084,419   $      3,185,200
   Loss and loss adjustment
    expense reserves                       725,629            721,502
   Investment agreements                11,811,231         10,806,277
   Commercial paper                        755,234            859,997
   Medium-term notes                     9,005,718          7,542,416
   Variable interest entity
    floating rate notes                  1,475,750          1,280,160
   Securities sold under
    agreements to repurchase               757,260            646,343
   Short-term debt                          40,898             58,745
   Long-term debt                        1,216,403          1,210,405
   Current income taxes                     38,610                ---
   Deferred income taxes, net              510,843            569,536
   Deferred fee revenue                     16,891             20,379
   Payable for investments
    purchased                              426,522             83,369
   Derivative liabilities                  390,435            384,611
   Other liabilities                       626,983            600,810
                                ------------------- ------------------
    Total liabilities                   30,882,826         27,969,750

Shareholders' Equity:
   Common stock                            157,812            156,602
   Additional paid-in capital            1,490,066          1,435,590
   Retained earnings                     6,260,164          5,747,171
   Accumulated other
    comprehensive income                   323,692            399,381
   Treasury stock                       (1,174,976)        (1,147,100)
                                ------------------- ------------------
     Total shareholders' equity          7,056,758          6,591,644

   Total liabilities and
    shareholders' equity         $      37,939,584   $     34,561,394
                                =================== ==================




                      MBIA INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------

           (dollars in thousands except per share amounts)


                                                Three Months Ended
                                                   September 30
                                            --------------------------
                                                2006         2005
                                            --------------------------

Insurance operations
Revenues:
  Gross premiums written                    $    202,178 $    220,970
  Ceded premiums                                 (26,461)     (34,608)
                                            --------------------------
    Net premiums written                         175,717      186,362

   Scheduled premiums earned                     170,112      173,302
   Refunding premiums earned                      42,215       30,770
                                            --------------------------
    Premiums earned                              212,327      204,072

   Net investment income                         164,418      129,848
   Fees and re-imbursements                       17,046        9,529
   Net realized gains (losses)                     4,021       (7,526)

   Net gains (losses) on derivative
    instruments and foreign exchange              (4,706)       2,485
                                            --------------------------
    Total insurance revenues                     393,106      338,408

Expenses:
   Losses and loss adjustment                     20,414       20,796
   Amortization of deferred acquisition
    costs                                         16,774       16,121
   Operating                                      37,455       38,943
   Interest expense                               22,225        8,363
                                            --------------------------
    Total insurance expenses                      96,868       84,223

Insurance income                                 296,238      254,185
                                            --------------------------

Investment management services
   Revenues                                      308,473      225,671
   Net realized gains (losses)                       361        1,284
   Net gains (losses) on derivative
    instruments and
   foreign exchange                                5,415       41,607
                                            --------------------------
   Total investment management services
    revenues                                     314,249      268,562

   Interest expense                              263,804      184,397
   Expenses                                       19,062       18,341
                                            --------------------------
    Total investment management services
     expenses                                    282,866      202,738

                                            --------------------------
   Investment management services income          31,383       65,824
                                            --------------------------

Corporate
   Net investment income                           3,297        3,492
   Net realized gains (losses)                       866          226
   Net gains (losses) on derivative
    instruments and
   foreign exchange                                  268           65
   Interest expense                               20,270       22,148
   Corporate expenses                              5,260       81,414
                                            --------------------------
   Corporate loss                                (21,099)     (99,779)
                                            --------------------------

Income from continuing operations before
 income taxes                                    306,522      220,230

Provision for income taxes                        89,969       77,500
                                            --------------------------

Income from continuing operations                216,553      142,730

   Income (loss) from discontinued
    operations, net of tax                         1,394         (946)

                                            --------------------------
Net income                                  $    217,947 $    141,784
                                            ==========================

Net income per common share:
   Basic                                    $       1.64 $       1.07
   Diluted                                  $       1.59 $       1.04

Weighted-average number of common shares
 outstanding:
   Basic                                     132,794,395  132,622,848
   Diluted                                   136,739,403  135,822,330


                                                Nine Months Ended
                                                   September 30
                                           ---------------------------
                                                2006         2005
                                           ---------------------------

Insurance operations
Revenues:
  Gross premiums written                    $    626,526 $    752,554
  Ceded premiums                                 (77,532)     (98,356)
                                           ---------------------------
    Net premiums written                         548,994      654,198

   Scheduled premiums earned                     506,957      527,964
   Refunding premiums earned                     128,005      100,338
                                           ---------------------------
    Premiums earned                              634,962      628,302

   Net investment income                         448,820      379,411
   Fees and re-imbursements                       29,239       20,168
   Net realized gains (losses)                    14,094       (6,319)

   Net gains (losses) on derivative
    instruments and foreign exchange               1,356          415
                                            --------------------------
    Total insurance revenues                   1,128,471    1,021,977

Expenses:
   Losses and loss adjustment                     60,835       63,355
   Amortization of deferred acquisition
    costs                                         50,162       49,636
   Operating                                     110,071      100,377
   Interest expense                               53,929       19,867
                                           ---------------------------
    Total insurance expenses                     274,997      233,235

Insurance income                                 853,474      788,742
                                           ---------------------------

Investment management services
   Revenues                                      860,978      618,449
   Net realized gains (losses)                     5,594        3,000
   Net gains (losses) on derivative
    instruments and
   foreign exchange                                8,723       41,633
                                           ---------------------------
   Total investment management services
    revenues                                     875,295      663,082

   Interest expense                              730,472      500,979
   Expenses                                       55,113       51,808
                                           ---------------------------
    Total investment management services
     expenses                                    785,585      552,787

                                           ---------------------------
   Investment management services income          89,710      110,295
                                           ---------------------------

Corporate
   Net investment income                          10,724       17,217
   Net realized gains (losses)                     2,333       (1,388)
   Net gains (losses) on derivative
    instruments and
   foreign exchange                                  446          200
   Interest expense                               60,709       66,379
   Corporate expenses                             11,144       92,350
                                           ---------------------------
   Corporate loss                                (58,350)    (142,700)
                                           ---------------------------

Income from continuing operations before
 income taxes                                    884,834      756,337

Provision for income taxes                       248,855      227,381
                                           ---------------------------

Income from continuing operations                635,979      528,956

   Income (loss) from discontinued
    operations, net of tax                         2,324         (691)

                                           ---------------------------
Net income                                  $    638,303 $    528,265
                                           ===========================

Net income per common share:
   Basic                                    $       4.81 $       3.93
   Diluted                                  $       4.67 $       3.84

Weighted-average number of common shares
 outstanding:
   Basic                                     132,759,336  134,589,606
   Diluted                                   136,676,944  137,722,142




                      MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
----------------------------------------------------------------------

(dollars in millions)

                                    Three Months Ended  Nine Months
                                                            Ended
                                       September 30     September 30
                                    ------------------ ---------------
                                     2006     2005      2006    2005
                                    -------- --------  ------- -------

Adjusted direct premiums (1)         $210.1   $233.2   $609.6  $879.8

    Adjusted assumed premiums           5.7      0.7      5.7     1.7

                                    -------- --------  ------- -------
Adjusted gross premiums               215.8    233.9    615.3   881.5

    Present value of estimated
     future installment premiums (2) (157.0)  (148.2)  (381.3) (524.8)

                                    -------- --------  ------- -------
Gross upfront premiums written         58.8     85.7    234.0   356.7

    Gross installment premiums
     written                          143.4    135.3    392.5   395.9

                                    -------- --------  ------- -------
Gross premiums written               $202.2   $221.0   $626.5  $752.6
                                    ======== ========  ======= =======

(1)A non-GAAP measure.
(2)At September 30, 2006, June 30, 2006 and March 31, 2006 the discount rate was 5.03%, 5.00% and 5.02%, repsectively, and at September 30, 2005, June 30, 2005 and March 31, 2005 the discount rate was 4.99%, 4.99% and 4.84%, respectively.




Components of Net Income per Share
----------------------------------


                                  Three Months Ended Nine Months Ended
                                     September 30      September 30
                                  ------------------ -----------------
                                    2006     2005     2006     2005
                                  --------- -------  -------- --------


Net income                           $1.59   $1.04     $4.67    $3.84

   Income (loss) from discontinued
    operations                        0.01   (0.01)     0.02    (0.01)
                                  --------- -------  -------- --------

Net income from continuing
 operations                           1.58    1.05      4.65     3.84

   Penalties and disgorgement            --  (0.53)        --   (0.52)

   Net realized gains (losses)        0.02   (0.03)     0.10    (0.02)

   Net gains on derivative
    instruments
     and foreign exchange             0.00    0.21      0.05     0.20
                                  --------- -------  -------- --------

Operating income (1)                 $1.55   $1.39     $4.50    $4.18
                                  ========= =======  ======== ========

(1)A non-GAAP measure.




                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
-------------------------------------------

                                September 30, 2006   December 31, 2005
                               -------------------  ------------------


Book value                                 $52.35              $49.17
After-tax value of:
   Deferred premium revenue          14.87               15.45
   Prepaid reinsurance premiums      (1.80)              (1.98)
   Deferred acquisition costs        (2.11)              (2.07)
                               ------------         -----------
      Net deferred premium
       revenue                              10.96               11.40
   Present value of installment
   premiums (1)                             10.45               10.53
   Asset/liability products
    adjustment                               3.08                2.40
   Loss provision (2)                       (2.82)              (2.88)
                                           -------             -------
Adjusted book value (3)                    $74.02              $70.62
                                           =======             =======


(1)At September 30, 2006 and December 31, 2005 the discount rate was 5.03% and 5.00%, respectively.
(2)The loss provision is calculated by applying 12% to the following items on an after-tax basis:
   (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(3)A non-GAAP measure.




                  CONSOLIDATED INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
----------------------------------------------------------------------
(dollars in millions)

                                 September 30, 2006  December 31, 2005
                                ------------------- ------------------


   Capital and surplus           $       4,460.6     $        3,800.4
   Contingency reserve                   2,433.8              2,769.0
                                -----------------   ------------------

       Capital base                      6,894.4              6,569.4

   Unearned premium reserve              3,435.0              3,508.1
   Present value of installment
    premiums (1)                         2,167.7              2,171.1
                                -----------------   ------------------

       Premium resources                 5,602.7              5,679.2

   Loss and loss adjustment
    expense reserves                       326.4                317.8
   Soft capital credit
    facilities                             850.0                850.0
                                -----------------   ------------------

       Total claims-paying
        resources                $      13,673.5     $       13,416.4
                                =================   ==================


   Net debt service outstanding  $     900,349.8     $      889,018.9

   Capital ratio (2)                       131:1                135:1

   Claims-paying ratio (3)                  77:1                 78:1

(1)At September 30, 2006 and December 31, 2005 the discount rate was 5.03% and 5.00%, respectively.
(2)Net debt service outstanding divided by the capital base.
(3)Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.



    CONTACT: MBIA Inc.
             Michael C. Ballinger, 914-765-3893